AFH Acquisition IV, Inc. 8-K

Exhibit 10.8

ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (this “Agreement”) is made as of the 1st day of February, 2011 (the “Effective Date”) by and between:

(1)	Cato Holding Company, a North Carolina corporation (“Cato”);

(2)	Nutritional Restart Pharmaceutical Limited Partnership, a Delaware Limited Partnership (“NRP”); and

(3)	Emmaus Medical, Inc., a Delaware corporation (“Emmaus”);

Recitals:

WHEREAS, NRP has previous filed New Drug Application No. 21,667 (the “NDA”) with the U.S. Food and Drug Administration (the “FDA”) and the FDA has approved the marketing and sale of a drug (“Nutrestore”) pursuant to the NDA;

WHEREAS, Cato has rights to Drug Master File Nos. 16633 and 16639 (the “Nutrestore DMFs”) which relates to the production of Nutrestore;

WHEREAS, Emmaus wishes to acquire the right to the Nutrestore DMFs and amend the Nutrestore DMFs;

WHEREAS, Emmaus also wishes to have Cato file a New Drug Master File covering the manufacture Nutrestore by the Ajinomoto Group (the “Ajinomoto DMF”) with the FDA on Emmaus’ behalf, the contents of which have been previously provided to Cato by Emmaus;

WHEREAS, Emmaus and Cato are parties to a Sublicense Agreement dated October 18, 2007, which has been subsequently amended twice (as amended, the “Sublicense”), under which Cato sublicensed certain patent rights to Emmaus and licensed the right to the “Nutrestore” trademarks to Emmaus;

WHEREAS, Emmaus is engaged in the manufacture and sale of Nutrestore;

WHEREAS, NRP and Cato wish to transfer the NDA, the Nutrestore DMFs and the “Nutrestore” registered trademarks consisting of U.S. reg.  #3544782 and #3727236 and related intellectual property rights (collectively, the “Trademarks”) to Emmaus;

WHEREAS, Cato and Emmaus wish to modify the payment terms of the Sublicense and to specify consideration Emmaus receives in exchange for its payments to Cato; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Transfer of NDA.  NRP hereby assigns and transfers the NDA to Emmaus and agrees to take all reasonable or necessary steps to effect such transfer with the FDA.  Emmaus hereby accepts such assignment and transfer.

2.
Transfer of Nutrestore DMFs.  Cato hereby assigns and transfers the Nutrestore DMFs to Emmaus.  Promptly upon execution of this Agreement, the parties shall take all reasonable or necessary steps to transfer the Nutrestore DMFs to Emmaus including, but not limited to, executing and submitting transfer letters to the FDA.

3.
New DMF.  As soon as commercially practical upon execution of this Agreement, Cato shall submit the New DMF to the FDA on Emmaus’ behalf, which shall be owned by Emmaus.  Emmaus agrees to take such reasonable or necessary actions as Cato may request in furtherance of such filing.

4.
Contents of DMF and NDA.  Cato warrants that NDA is in the form previously provided to Emmaus, that the Nutrestore DMFs are in the form previously provided to Emmaus and that the New DMF, when filed with the FDA shall be in substantially the form provided by Emmaus to Cato.  Otherwise, except as expressly set forth in this Agreement, Cato makes no warranties regarding the contents of the NDA, the Nutrestore DMFs or the New DMF, or the suitability of the NDA, the Nutrestore DMFs or the New DMF for any future plans of Emmaus or for any other purpose.

5.
Transfer of Trademark.  Upon execution of this Agreement, Cato and Emmaus shall execute the Trademark Assignment attached as Exhibit A and Cato shall cause such executed document to be filed with the United States Patent and.  Trademark Office.

6.	Effect on Sublicense and Additional Royalties.

(a)	Sections 2.04, 3.01, 3.02 and 3.03 of the Sublicense (pertaining to the right to reference the DMF and to licensing of the Trademarks) are hereby amended to read as follows:

Section 2.04.  Intentionally Omitted.

Section 3.01.  Intentionally Omitted.

Section 3.02.  Intentionally Omitted.

Section 3.03.  Intentionally Omitted.

(b)
Cato agrees to waive its rights to the minimum royalties due under the Sublicense for the 2010, 2011 and 2012 calendar years and waives any obligation of Emmaus to make any minimum Adjusted Gross Sales (as such term is defined in the Sublicense) anywhere in the world.  Emmaus agrees to pay Cato ten percent (10%) of its Adjusted Gross Sales (as defined in the Sublicense) of L-Glutamine for use in the Field (as such term is defined in the Sublicense) for the 2010 to 2016 calendar years (the “Extended Payments”).  Emmaus agrees that the Extended Payments are being paid (i) for the 2010 and 2011 calendar years, in consideration of the license granted under Section 2.01 of the Sublicense; and (ii) for the 2012 to 2016 calendar years, in consideration of the transfer of the NDA to Emmaus under Section 1 of this Agreement, the transfer of the Trademarks under Section 2 of this Agreement, the transfer of the Nutrestore DMFs under Section 2 of this Agreement, the services provided by Cato related to the filing of the New DMFs and for the know-how represented by the NDA and DMFs.  Cato acknowledges receipt of all minimum royalties required of Emmaus under the Sublicense for calendar year 2009.

(c)	Except as specified in this Section 6, the Sublicense (including, but not limited to, the indemnification provisions of Section 5 thereof) shall remain in full force and effect for the term thereof.

7.
Effect on Patent Licenses.  This Agreement shall not be construed to affect the ownership of any patent, nor shall it be construed to affect the validity or terms of any license or sublicense of any patent between or among any of the parties to this Agreement.

8.	Representations and Warranties of NRP. NRP represents and warrants to Emmaus that:

(i)
Except for (1) the annual report due in August 2010 (the “Annual Report”) which, as of the date of this Agreement, has not been filed, and (2) the accuracy of any information, data or statements regarding Emmaus’ activities, all information and data contained in or submitted in connection with the NDA was true and correct and conformed to the requirements of the FDA when submitted to the FDA, and continues to be true and correct in conformance with the requirements of the FDA as of the Effective Date;

(ii)
NRP has not received any notice of withdrawal of approval or a pending withdrawal of approval of the.  NDA, whether related to the delay in the filing of the Annual Report or otherwise and (ii) NRP shall file the Annual Report within 20 days after the Effective Date.

(iii)
No suit, action, or other proceeding is threatened or pending before any court or governmental agency which is likely to materially and adversely affect the effectiveness of the NDA or Emmaus’ ability to market Nutrestore pursuant to the NDA; and NRP has not assigned or licensed any rights to the NDA to any other party.

9.	Representations and Warranties of Cato. Cato represents and warrants to Emmaus that:

(i)
All information and data contained in or submitted in conjunction with the Nutrestore DMFs was true and correct and conformed the requirements of the FDA when submitted to the FDA, and continues to be true and correct in conformance with the requirements of the FDA as of the Effective Date;

(ii)
No suit, action, or other proceeding is threatened or pending before any court or governmental agency which is likely to materially and adversely affect the effectiveness of the Nutrestore DMFs or Emmaus’ ability to manufacture

Nutrestore or have Nutrestore manufactured on its behalf pursuant to the Nutrestore DMFs;

(iii)
To the knowledge of Cato’s personnel familiar with Nutrestore, the Trademarks do not infringe upon the trademarks or intellectual property rights of any third party, nor has any third party claimed such infringement; and Cato has not assigned or licensed any rights to the Nutrestore DMFs or the Trademarks to any other party.

10.
Indemnification.  Each of Cato and NRP (each, an “Indemnifying Party”) (severally, and not jointly) shall defend, indemnify and hold harmless Emmaus and its shareholders, affiliates, officers, directors, employees, agents, attorneys, successors, successors-in-interests and assigns from and against any and all costs, damages and losses attributable to any third-party claims, causes of action, suits, litigation, or proceedings,(including settlement costs and costs of investigation, expenses, fees and reasonable attorneys’ fees) to the extent attributable to (i) the negligent or intentionally wrongful actions or omissions of such Indemnifying Party in connection with the NDA or any Nutrestore DMF prior to the date hereof and/or (ii) the breach or violation of any representations, warranties, covenants or obligations required of such Indemnifying Party under this Agreement.  As a condition precedent to such indemnification Emmaus shall providing the relevant Indemnifying Party prompt notice of the event or events(s) giving rise to such indemnification and shall allow such Indemnifying Party to control the defense and settlement of such claim using counsel reasonably acceptable to Emmaus, provided that such Indemnifying Party shall not admit any fault on behalf of Emmaus without Emmaus’ prior consent, not to be unreasonably withheld.

11.
Counterparts.  This Agreement may be signed in any number of counterparts, including counterparts exchanged by facsimile or electronic transmission of scanned copies, each of which shall be deemed an original and all of which, together, shall constitute one and the same agreement.

12.	Governing Law. This Agreement shall be governed by the substantive law of the State of North Carolina without reference to conflict of laws principles.

13.
Venue.  Any legal action, suit, claim and/or proceeding arising out of or relating to this Agreement shall be instituted or brought solely and exclusively in any state or federal court located within the County of Los Angeles, State of California.

14.
Complete Agreement.  This Agreement is the complete agreement between the parties with respect to the transfer of the NDA, the Nutrestore DMFs, the New DMF and the Trademarks to Emmaus and supersedes all prior agreements and any contemporaneous oral agreements.  This Agreement may only be amended in a writing executed by all parties hereto specifically referencing this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Cato Holding Company Ltd.		Nutritional Restart Pharmaceutical L.P.

By:	/s/ Lynda Sutton	By:	/s/ Lynda Sutton
Name:	Lynda Sutton	Name:	Lynda Sutton
Title:	President	Title:	Secretary

Emmaus Medical, Inc.

By:	/s/ Yutaka Niihara
Name:	Yutaka Niihara
Title:	President and CEO

Exhibit A:  Trademark Assignment

This Assignment (this “Assignment”) is made effective as of ____________, 2011 by and between Cato Research Ltd., a North Carolina corporation (“Cato”) and Emmaus Medical Inc., a Delaware corporation (“Emmaus”);

WHEREAS, Cato is the ownership of the Marks (as defined below), together with the goodwill of the business symbolized thereby in connection with the goods on which the Marks are used;

WHEREAS, Cato desires to transfer and assign all of its right, title, and interest in the Trademark and Products to Emmaus;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Assignment.  Cato hereby assigns, sells and transfers to Emmaus all of Cato’s rights, title and interest in the “Nutrestore” trademarks, U.S. reg. #3544782 and #3727236 (collective, the “Marks”) including, but not limited to (i) all registrations and registration rights with respect to the Marks; (ii) any rights to prepare derivative marks; (ii) all goodwill related to the Marks; (iv) all income, royalties or claims relating to the Marks due or payable on or after the date of this Assignment and (v) all rights to sue for past, present and future infringements or misappropriation of the Marks.

2.           Continuing Obligation.  Cato covenants that it will execute all documents, papers, forms and authorizations and take all other actions that may be necessary for securing, completing, or vesting in Emmaus full right, title and interest in the Marks.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Cato Research Ltd.:	Emmaus Medical, Inc.:

By:	By:
Name:	Name:
Title:	Title:

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